EXHIBIT 2.1
                                                                     -----------


                               AGREEMENT OF MERGER


                                  by and among


                            Semotus Solutions, Inc.,

                        Semotus Acquisition Company Ltd.

                                       And

                                Clickmarks, Inc.








                              Dated: June 14, 2005

                               AGREEMENT OF MERGER

     This Agreement of Merger (this "Agreement"), dated as of June 14, 2005, is by and among Semotus Solutions, Inc., a Nevada corporation ("Parent"), Semotus Acquisition Company Ltd., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub") and Clickmarks, Inc., a California corporation (the "Company"), and, solely with respect to Article XI hereof, Draper Fisher Jurvetson ePlanet Ventures L.P., a principal shareholder of the Company ("Shareholders' Agent").

                                    RECITALS

     WHEREAS, the Company is engaged in the business of creating and marketing computer software to provide a framework for development and delivery of composite applications on web and portal interfaces (the "Business"); and

     WHEREAS, the Boards of Directors of each of Parent, Sub and the Company determined that it would be advisable and in the respective best interests of each such corporation and its shareholder(s) that: (i) the Sub be merged with and into the Company, with the Company as the surviving entity; and (ii) the issued and outstanding shares of capital stock of the Company (the "Company Shares") held by the shareholders of the Company (the "Shareholders"), will be converted into the right to receive a number of shares of Common stock of Parent (the "Parent Shares") and a number of shares of stock of Verisium, Inc., on a pro rata basis determined in accordance the provisions of the Articles of Incorporation of the Company governing the allocation of consideration in the event of a merger or acquisition of the Company.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I.

                                   DEFINITIONS

     1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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     "Closing Date" shall mean the date one business day following the satisfaction of all of the conditions to closing under this Agreement or such other date as Parent, Sub and the Company shall mutually agree upon.

     "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company is a party or is bound, whether oral or written, but excluding all leases.

     "Disclosure Schedule" shall mean a schedule executed and delivered by the Company to Parent and Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

     "Effective Time" shall mean the date and time of receipt of the Agreement of Merger for filing with the Secretary of State of the State of Delaware and with the Secretary of State of the State of California, unless a delayed effective time is specified therein.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended

     "Financial Statements" shall mean a) in the case of the Company, its unaudited balance sheet dated as of March 31, 2005, and its unaudited income statement for the period ended, March 31, 2005, and (b) in the case of Parent, its consolidated audited balance sheet dated March 31, 2005, and its consolidated statements of income, cash flow and changes in financial position for the twelve month period ended March 31, 2005.

     "Material Adverse Effect" or "Material Adverse Change" shall mean any adverse effect or change in the condition (financial or other), business, results of operations, assets, liabilities or operations of the Company or Parent (each taken as a whole, including its subsidiaries), as applicable, or on the ability of the Company or Parent, as applicable, to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a material adverse effect or material adverse change.

     "Parent Average Stock Price" ("PASP") shall mean the simple average of the closing price per share at which the common stock of Parent has traded on the American Stock Exchange, for the thirty consecutive market trading days prior to date of the execution of this Agreement.

     "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state

                                     Page 2
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or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to, the operation of the Business.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Verisium Shares" means the 300,000 shares of common stock of Verisium, Inc., a California corporation, owned as of the date of this Agreement by the Company.

     1.2 Other Defined Terms. The following terms shall have the meanings set forth in the indicated Sections. Certain other capitalized terms are defined elsewhere in this Agreement.



     --------------------------------------------- -------------------------
                         Term                              Section
     --------------------------------------------- -------------------------
     Action                                        5.15
     --------------------------------------------- -------------------------
     Business                                      Recitals
     --------------------------------------------- -------------------------
     Business Plan                                 5.14
     --------------------------------------------- -------------------------
     CGCL                                          2.1
     --------------------------------------------- -------------------------
     Claim Notice                                  11.3(e)
     --------------------------------------------- -------------------------
     Closing                                       4.1
     --------------------------------------------- -------------------------
     Company                                       Preamble
     --------------------------------------------- -------------------------
     Company Shares                                Recitals
     --------------------------------------------- -------------------------
     Company Stock Options                         2.9
     --------------------------------------------- -------------------------
     DGCL                                          2.1
     --------------------------------------------- -------------------------
     Dispute Notice                                3.2
     --------------------------------------------- -------------------------
     Dissenting Shares                             2.10
     --------------------------------------------- -------------------------
     Dissenting Shareholder                        2.10
     --------------------------------------------- -------------------------
     Expiration Date (Initial and Final)           11.1
     --------------------------------------------- -------------------------
     Indemnified Party                             11.3(d)
     --------------------------------------------- -------------------------


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     --------------------------------------------- -------------------------
     Indemnifying Party                            11.3(d)
     --------------------------------------------- -------------------------
     Limitation                                    11.3(g)
     --------------------------------------------- -------------------------
     Merger Certificates                           2.2
     --------------------------------------------- -------------------------
     Merger Consideration                          3.1
     --------------------------------------------- -------------------------
     Parent                                        Preamble
     --------------------------------------------- -------------------------
     Parent Indemnified Parties                    11.3(a)
     --------------------------------------------- -------------------------
     Parent Shares                                 Recitals
     --------------------------------------------- -------------------------
     Proprietary Rights                            5.21(a)
     --------------------------------------------- -------------------------
     Pro Rata Basis                                2.5
     --------------------------------------------- -------------------------
     Shareholder Indemnified Parties               11.3(b)
     --------------------------------------------- -------------------------
     Shareholders                                  Recitals
     --------------------------------------------- -------------------------
     Shareholders' Agent                           Preamble
     --------------------------------------------- -------------------------
     Sub                                           Preamble
     --------------------------------------------- -------------------------


                                   ARTICLE II.

                        THE MERGER: SHAREHOLDER APPROVAL

     2.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law ("CGCL"), Sub shall be merged with and into the Company (the "Merger") effective upon the filing of the Agreement of Merger with the Delaware Secretary of State and the California Secretary of State (the "Effective Time"). Following the Merger, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     2.2 Effective Time. The parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with respect thereto, together with any related required certificates, with the Secretary of State of the State of California (the "Agreement of Merger") in the form attached hereto as Exhibit
2.2. The parties shall also promptly cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL.

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     2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL and the DGCL, including the effects set forth in Section 259 of the DGCL and Section 1107 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Sub shall rest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4 Articles of Incorporation and By-laws of the Surviving Corporation; Officers and Directors.

          (a) At the Effective Time, Article IV of the Articles of Incorporation of the Company shall be amended to read in its entirety as follows: "The total authorized capital stock of the corporation shall be 1,000 shares of Common Stock." Otherwise, the Articles of Incorporation of the Company shall be the Articles Certificate of Incorporation for the Surviving Corporation until thereafter changed or amended.

          (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          (c) From and after the Effective Time, until their successors are duly elected or appointed and qualified, the officers and the Board of Directors of Sub shall be the officers and directors, respectively, of the Surviving Corporation.

     2.5 Effect of the Merger on the Company Shares; Allocation of Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders, or the Board of Directors of the Parent, Sub or the Company, i) all of the Company Shares held by the Shareholders (other than Dissenting Shares) shall be converted into and represent the right to receive, the Merger Consideration allocated among the Shareholders in accordance with the Company's Articles of Incorporation, rounded to the nearest whole share, as follows:

          (a) Each share of Series D-1 Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled in accordance with Section 2.6 and Dissenting Shares) shall be converted and exchanged into the right to receive a portion of the Merger Consideration, allocated pro rata among the such issued and outstanding shares of Series D-1 Preferred Stock. Certificates representing the Parent Shares (subject to the withholding and deposit with the Escrow Agent of 15% thereof in accordance with Section 2.12) and the Verisium Shares included in the Merger Consideration will be delivered to the Shareholders holding Series D-1 Preferred Stock of the Company upon surrender to the Parent of valid stock certificates formerly representing their Series D-1 Preferred Stock.

          (b) Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (but not Series D-1

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Preferred Stock) of the Company issued and outstanding immediately prior to the
Effective Time (excluding any Dissenting Shares) shall be extinguished and cancelled without consideration.

          (c) Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares) shall be extinguished and cancelled without consideration.

     2.6 Cancellation of Company Shares Owned by Parent. At the Effective Time, each share of capital stock, if any, owned by the Parent or any direct or indirect wholly owned subsidiary of the Parent, immediately prior to the Effective Time shall be canceled and extinguished without any consideration.

     2.7 Capital Stock of Sub. At the Effective Time, each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of shares of capital stock of the Surviving Corporation.

     2.6 Surrender of Certificates. The procedures for surrendering outstanding Company Shares for Merger Consideration pursuant to the Merger are as follows:

          (a) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Parent shall mail to each Shareholder of record entitled to share in the Merger Consideration (i) a letter of transmittal in such form and with such provisions as Parent and the Company may reasonably specify and (ii) instructions for surrendering the certificates formerly representing such Company Shares in exchange for the Merger Consideration applicable thereto. Upon surrender of such stock certificates for cancellation to the Parent, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive the Merger Consideration therefor, and the certificate so surrendered shall immediately be canceled.

          (b) No Further Ownership Rights in the Company Shares. All shares of Parent's Common Stock and Verisium Common Stock issued and delivered upon the surrender for exchange of certificates formerly representing Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares which were outstanding immediately prior to the Effective Time.

          (c) No Fractional Shares. No certificate or scrip representing fractional Parent Shares or Verisium Shares shall be issued upon the surrender for exchange of certificates formerly representing Company Shares, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this

                                     Page 6
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Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of a Parent Share or Verisium Shares (after taking into account all Certificates delivered by such holder) shall be rounded to the nearest whole Parent Share and the nearest whole Verisium Share.

          (d) Legends on Parent Shares. Certificates representing the Parent's Shares will bear the following two legends:

               (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

               (ii) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT AND PLAN OF MERGER DATED JUNE 14, 2005, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY. THIS RESTRICTION IS INDEPENDENT OF AND IN ADDITION TO THE OTHER RESTRICTIONS ON TRANSFER NOTED HEREON."

          (e) Legends on Verisium Shares. Certificates representing the shares of Verisium Common Stock will bear the following legend:

               (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

     2.8 Shareholder Approval. The Company and its Board of Directors shall take all action necessary in accordance with applicable law and the Company's Articles of Incorporation and Bylaws to, prior to the Closing Date, prepare and submit to the Shareholders for their approval and execution a written consent without a meeting for the purpose of consenting to, and approving the principal terms of (a) this Agreement, (b) the Merger and (c) any other action or transaction by the Company contemplated by this Agreement that requires approval of the Shareholders under the Company's Articles of Incorporation, the Company's Bylaws or the CGCL (the "Merger Proposals"). The Company's Board of Directors will recommend that the Shareholders vote in favor of approval of the Merger Proposals and the Company shall use its commercially reasonable efforts to secure the votes of the Shareholders required by the CGCL, the Company's Articles of Incorporation and the Company's By-laws to effect the Merger.

     2.9 Treatment of Company Stock Options. The Company has outstanding certain options and warrants to purchase Company Shares (the "Company Stock Options"). At the Effective Time, all such Company Stock Options shall terminate and immediately expire, in accordance with the terms of the respective option and warrant agreements, and the Company's Stock Option Plan. Any holders of Company Stock Options who decide to exercise their Company Stock Options before the Effective Date shall become Shareholders, and as such, shall be entitled to participate in the allocation of the Merger Consideration, and as set forth in 2.5.

     2.10 Dissenters' Rights. In the event the Merger becomes effective without the approval of the holders of 100% of the outstanding Company Shares, any Company Shares held by shareholders who properly exercise and perfect the dissenters' rights as set forth in Chapter 13 of the CGCL ("Dissenting Shares") shall not be converted pursuant to Section 2.5, but shall instead be converted into the right to receive the fair value of such shares as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the CGCL. Parent shall have the right to control all negotiations and proceedings with respect to the determination of the fair value of the Company Shares. The Company agrees that, without the prior written consent of Parent or as required under the CGCL, it will not voluntarily make any payment with respect to, or determine or offer to determine, the fair value of the Company's Common Stock or Preferred Stock. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the CGCL, becomes entitled to payment of the fair value of Company Shares shall receive payment therefor (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to the provisions of the CGCL). In the event that any holder of Company Shares fails to make an effective demand for payment or otherwise loses his, her or its status as a Dissenting Shareholder, Parent shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its Certificate(s), the Merger Consideration without interest thereon to which such Dissenting Shareholder would have otherwise been entitled under this Agreement, if any.

     2.11 Certain Tax Positions. The parties intend the Merger to qualify as a reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Each party represents and warrants to the other that it (i) has had an opportunity to consult with its own tax advisor concerning the execution of this Agreement (and the transactions contemplated hereby) and (ii) has not relied on the advice or opinion (either written or oral) of the tax advisor for the other party. Each party agrees that it shall not take any action (unless provided for in this Agreement) that would cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     2.12 Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 11.2 hereof, Parent shall cause to be delivered to the Escrow Agent (as defined in Section 11.2 hereof) certificates representing 15% of the aggregate number of Parent Shares to be issued at the Closing (the "Escrow Shares") (which shall be registered in the names of the respective Shareholders otherwise entitled to such shares). Such shares shall be beneficially owned by such Shareholders and such shares shall be held in escrow and shall be available to compensate Parent (and the Parent Indemnified Parties) for certain Damages as provided in Section 11.3. To the extent not used for such purposes, such shares shall be released, all as provided in Section 11.2(d).

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                                  ARTICLE III.

                              MERGER CONSIDERATION

     3.1 Merger Consideration. From and after the Effective Time, each certificate formerly representing Company Shares shall be deemed to represent the right to receive, upon the surrender of such certificate, a portion of the Merger Consideration, allocated among the respective classes and series of capital stock of the Company as provided in the Company's Articles of Incorporation, and as specified in Section 2.5 of this Agreement. The aggregate Merger Consideration to be so allocated among the Shareholders, will be determined as follows:

          (a) 4,107,981 fully paid and non-assessable Parent Shares on the Closing Date, equal to one million seven hundred fifty thousand dollars ($1,750,000.00) divided by the PASP, but not to exceed a maximum cap of 4,674,579 Parent Shares, plus

          (b) 300,000 shares of Common Stock of Verisium, Inc. a California corporation, currently held by the Company.

     3.2 Adjustments to Merger Consideration. The Merger Consideration payable with respect to the Company Shares shall be adjusted to reflect fully of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares), reorganization, recapitalization or other like change with respect to Parent Shares, Verisium Shares or the Common Stock or Preferred Stock of the Company occurring after the date hereof and prior to the Effective Time.


                                   ARTICLE IV.
                                     CLOSING

     4.1 Closing Date and Location. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Parent (1) on the first business day following the date on which the last of the conditions set forth in Articles VIII and IX (other than the filing of the Agreement of Merger) are satisfied or, to the extent permissible, waived, or (2) on such other date and at such other time or place as is mutually agreed by the parties hereto.

     4.2 Obligations of the Company. At the Closing, the Company shall deliver to Parent and Sub the following documents:

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          (a) A certificate of good standing from the State of California dated as of a date not more than ten (10) days prior to the Closing Date and certifying that the Company is duly qualified and in good standing as of the date of such certificate;

          (b) The Officers' Certificate provided for in Section 9.3;

          (c) The executed Agreement of Merger substantially in the form of
Exhibit 2.2; and

          (d) A certificate of the Secretary of the Company certifying as to the matters described in Section 9.1.

                                   ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Sub as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, true and correct:

     5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, heretofore delivered to Parent and Sub are accurate and complete as of the date hereof.
Schedule 5.1 contains a true, correct and complete list of all jurisdictions in which the Company is qualified to do business as a foreign corporation.

     5.2 Capitalization. The authorized capital stock of the Company consists of 86,276,595 shares of common stock, $0.001 par value, of which 7,484,873 shares are outstanding, and 67,132,812 shares of preferred stock of which 45,670,620 shares are outstanding, to be further adjusted for any conversion of Company Stock Options and Warrants. All of the Company Shares have been validly issued and are fully paid and non-assessable. No shares of common stock are held by the Company as treasury stock. Except as set forth on Schedule 5.2, there is no existing option, warrant, call, commitment or other security or agreement of any kind to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Company or other securities convertible into shares of capital stock or any debt or equity security of the Company of any kind.

     5.3 Subsidiaries. Except as set forth on Schedule 5.3, the Company does not have any subsidiaries or any equity interest in another entity.

     5.4 Authorization. The Company has all requisite corporate power and authority, and, except for obtaining shareholder approval and filing the Agreement of Merger with the California Secretary of State and filing a Certificate of Merger with the Delaware Secretary of State, as required by law, has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly approved by the board of directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation, enforceable against it in accordance with its terms.

     5.5 Employee Benefit Plans. Except as set forth on Schedule 5.5, the Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     5.6 Tax Returns and Payments. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid, or has properly reserved cash for, all taxes and other assessments due.

     5.7 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

     5.8 No Adverse Change. Since March 31, 2005, except as set forth on
Schedule 5.8, there has not been

          (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had, in the aggregate, a Material Adverse Effect;

          (b) any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect on the business, properties, prospects, or financial condition of the Company;

          (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

          (e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

          (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, except for non-exclusive software licenses to customers in the ordinary course of business;

          (h) any resignation or termination of employment of any officer or key employee of the Company; and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;

          (i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (j) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (k) any declaration, setting aside or payment or other distribution in respect to any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

          (l) to the Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties or financial condition of the Company; or

          (m) any arrangement or commitment by the Company to do any of the things described in this Section 5.8.

     5.9 Contracts and Commitments.

          (a) Contracts. Schedule 5.9(a) sets forth a complete and accurate list of all Contracts of the following categories:

               (i) Contracts not made in the ordinary course of business;

               (ii) Employment contracts and severance agreements;

               (iii) Labor or union contracts;

               (iv) Distribution, franchise, license, sales, commission, consulting agency or advertising contracts which are not cancelable on thirty (30) calendar days notice or les, except for non-exclusive software licenses to customers in the ordinary course of business s;

               (v) Contracts involving expenditures or liabilities, actual or potential, in excess of $10,000 or otherwise material to the Company, taken as a whole, and not cancelable (without liability) within thirty (30) calendar days or less;

               (vi) Contracts or commitments relating to commission arrangements with non-employee third parties;

               (vii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any assets are pledged (excluding credit provided by the Company to its customers in the ordinary course of business;

               (viii) Contracts containing covenants limiting the freedom of the Company or any officer, director, shareholder or affiliate, to engage in any line of business or compete with any person;

               (ix) Any Contract with the United States, state or local government or any agency or department thereof;

               (x) Leases of real property;

               (xi) Leases of personal property not cancelable (without liability) within thirty (30) calendar days; and

               (xii) Governmental or regulatory Permits or approvals required to conduct the Business as presently conducted.

The Company has delivered to Sub and Parent true, correct and complete copies of all of the written Contracts listed on Schedule 5.9, including all amendments and supplements thereto, and a written summary setting forth the material terms and conditions of each and every oral Contract listed on Schedule 5.9, including all amendments and supplements thereto.

          (b) Absence of Breaches or Defaults. Except as set forth in Schedule 5.9(b), all of the Contracts are valid and in full force and effect, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity, and similar exceptions. The Company has duly performed all of its obligations under the Contracts, and no violation of, or default or breach under, any Contracts by the Company or, to its knowledge, by any other party to such Contracts, has occurred.

     5.10 Permits. The Company has all Permits required to conduct its business except such Permits the failure of which to obtain would not have a Material Adverse Effect. All such permits are valid and in full force and effect and are listed on Schedule 5.10. Except for filing the Agreement of Merger with the California Secretary of State and a Certificate of Merger with the Delaware Secretary of State, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the Company or any Shareholder in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

     5.11 Corporate Documents. The Articles of Incorporation and By-laws of the Company are in the form provided to counsel for Parent and Sub. The copy of the minute books of the Company provided to counsel for the Parent and Sub contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation of the Company and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

     5.12 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Shareholders or the Company with any of the provisions hereof, will (1) violate or conflict with any provision of the Company's Articles of Incorporation or By-laws, (2) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of any Contract, agreement, or other instrument or obligation (a) to which the Company is a party or (b) by which the Company is bound, or (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award to which the Company is subject, or (d) impose any encumbrance restriction or charge on the Company or the Business except in the case of each of clauses (a), (b), and (c) above, for such violations, conflicts, breaches, defaults, terminations or accelerations which, in the aggregate would not have a Material Adverse Effect.

     5.13 Financial Statements. Except as set forth on Schedule 5.13, the Financial Statements (1) have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") consistently applied throughout the periods covered thereby and (2) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof, and the results of operations and changes in cash flows for the periods then ended, except that the Financial Statements may omit notes which are required to be included with audited financial statements prepared in accordance with GAAP. At the respective dates of the Financial Statements, there were no liabilities of the Company which, in accordance with GAAP, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

     5.14 Disclosure. To the Company's knowledge, the Company has provided Parent and Sub with substantially all the written information that has been requested by the Parent's Due Diligence Request letter for deciding whether to enter into this transaction and all information that the Company believes is reasonably necessary to enable Parent and Sub to make such a decision, including the Company's internal projections (the "Business Plan"). No representation or warranty of the Company contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to Parent and Sub at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared by management of the Company, and the financial and other projections contained therein were prepared in good faith.

     5.15 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or, to the Company's knowledge, threatened or anticipated (1) against, related to or affecting: (a) the Company, or (b) any officers or directors of the Company, (2) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (3) that involve the risk of criminal liability, or (4) in which the Company is a plaintiff, including any derivative suits. The Company is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company.

     5.16 Labor Matters. The Company is not a party to any labor agreement with any labor organization, union, group or association; there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice; there has not been any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor. There is no labor strike or labor disturbance pending or threatened, nor is any grievance currently being asserted. The Company is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice.

     5.17 Liabilities. The Company does not have any liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation tax liabilities due or to become due, except (1) liabilities which are reflected and/or reserved against on the Financial Statements, which have not been paid or discharged since the date thereof, (2) liabilities arising under Contracts, leases, letters of credit, purchase orders, licenses, Permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule (and under those Contracts which are not required to be disclosed on the Disclosure Schedule) and (3) liabilities incurred since the date of the Financial Statements in the ordinary course of business and consistent with past practice and in accordance with this Agreement (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or arose out of any Action), none of which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

     5.18 Compliance with Law. The Company has not violated and is in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. The Company has not received any notice to the effect that it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws. The Company has committed no act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company, with respect to products designed, manufactured, assembled, repaired, maintained, delivered, shipped or installed or services rendered prior to or on the Closing Date which, in the aggregate, would have a Material Adverse Effect.

     5.19 No Brokers. Neither the Company nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Parent or Sub or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     5.20 No Other Agreements. Neither the Company nor its officers, directors or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Parent and Sub to sell, assign, transfer or effect a sale of any assets of the Company (other than inventory in the ordinary course of business), to sell or effect a sale of a majority of the capital stock of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     5.21 Proprietary Rights. With respect to the Company:

          (a) Proprietary Rights. Schedule 5.21 lists all of its domestic or foreign, federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations, and all of its patents and registered copyrights and all pending applications therefor, all other registered trademarks and other marks, trade names and other trade rights in which it has any interest whatsoever. The copyrights, trade secrets, designs, plans, specifications, technical information, trademarks or other marks, and other proprietary rights, whether or not registered, created or used by or on behalf of the Company are, collectively, "Proprietary Rights".

          (b) Ownership and Protection of Proprietary Rights. Except as set forth on Schedule 5.21, (i) to its knowledge, the Company owns and has the sole right to use each of the Proprietary Rights and none of the Proprietary Rights is involved in any pending or threatened litigation, (ii) the Company has not received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights, and (iii) no other firm, corporation, association or person (x) has the right to use any such Proprietary Rights, (y) has notified the Company that it is claiming any ownership of or right to use such Proprietary Rights, or (z) to its knowledge, is infringing upon any such Proprietary Rights in any way. To the Company's knowledge, the Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights. To the Company's knowledge, all of the Proprietary Rights are valid and enforceable, except where the failure to be so valid and enforceable would not have a Material Adverse Effect.

     5.22 Transactions with Certain Persons. Except as set forth on Schedule 5.22, no officer, director or employee of the Company, nor any member of any such person's immediate family, is presently a party to any transaction with the Company, including without limitation, any contract, agreement or other arrangement(1) providing for the furnishing of services by, (2) providing for the rental of real or personal property from, or (3) otherwise requiring payments to (other than for services as officers, directors or employees of the Company ) any such person or any corporation, partnership, trust or other entity in which any such person has any material interest as a shareholder, officer, director, trustee or partner.

     5.23 Insurance. Schedule 5.23 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability (which list shall be since the Company's inception) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company. Such insurance provides, and during such period provided, coverage to the extent required by law and by any and all Contracts. The Company is not in default under any of such policies or binders, and has not failed to give any material notice or to present any material claim under any such policy or binder in a due and timely fashion. Except as set forth on Schedule 5.23, there are no outstanding unpaid claims under any such policies or binders. All policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

     5.24 Accounts Receivable. The accounts receivable set forth in the Financial Statements, and all accounts receivable arising since the date of the Financial Statements, represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

     5.25 Customers, Distributors and Suppliers. Schedule 5.25 sets forth a complete and accurate list with respect to the Company, of the names and addresses of (i) its five (5) largest customers during the most recent fiscal year, and the approximate total sales in dollars by the Company to each such customer during the most recent fiscal year, and (ii) its five (5) largest suppliers during the most recent fiscal year, and the approximate total purchases in dollars from each such supplier during the most recent fiscal year. To the knowledge of the Company after reasonable inquiry of all sales employees and other relevant personnel since March 31, 2005, except as disclosed on
Schedule 5.25, there has been no Material Adverse Change in the business relationship of the Company with any customer or supplier named on Schedule
5.25. The Company has not received any communication from any customer or supplier named on Schedule 5.25 of any intention to terminate or materially reduce purchases from or supplies to the Company.

     5.26 Material Misstatements Or Omissions. No representations or warranties by the Company in this Agreement, nor any document, exhibit, written statement, certificate or schedule heretofore or hereafter furnished to Parent and Sub pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedules, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

     5.27 Recommendation of Company Board of the Directors. The Company's Board of Directors, by vote at meetings duly called and held, has approved this Agreement and the Merger, determined that the Merger is in the best interest of the Shareholders, and has adopted resolutions recommending approval and adoption of this Agreement and the Merger by the Shareholders.

     5.28 Vote Required. The only votes of Shareholders required under the CGCL, the Company's Articles of Incorporation and the Company's By-laws in order to approve and adopt the Merger Proposals is the affirmative vote of: (i) a majority of the aggregate voting power of the issued and outstanding Company Shares, (ii) the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock of the Company, voting as a separate class, (iii) the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Preferred Stock of the Company, voting as a separate class, (iv) the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock of the Company, each voting as a separate class, and no other vote or approval of or other action of holders of capital stock of the Company is required.

     5.29 Dissenter Rights Procedures. The Company has performed and is in compliance with any and all obligations required of a domestic corporation under Chapter 13 of the CGCL, and the Company has informed the Parent of any and all Shareholders who have notified the Company of their intention to exercise dissenters' rights in accordance with Chapter 13 of the CGCL.


                                   ARTICLE VI.

                            INTENTIONALLY LEFT BLANK.



                                  ARTICLE VII.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub hereby represent and warrant to the Company as follows, which representations and warranties are, as of the date hereof, true and correct:

     7.1 Organization of Parent and Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     7.2 Authorization. Both Parent and Sub have all requisite corporate power and authority, and have taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their obligations hereunder. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly approved by the boards of directors of Parent and Sub. No other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and is a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

     7.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will (1) violate or conflict with any provision of (i) the Articles of Incorporation or Bylaws of Parent or (ii) the Articles of Incorporation or Bylaws of any of Parent's subsidiaries, (2) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, mortgage, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or (3) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award except, in the case of each of clauses (a), (b) and (c) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, in the aggregate, would not have a Material Adverse Effect on the Parent or its ability to consummate the transactions contemplated hereby. No consent, approval, order or authorization of or registration, declaration or filing with any governmental entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers' certificates, and the filing of the Certificate of Merger, each as provided in Section _; (b) the filing of a Form 8-K with the Securities and Exchange Commission ("SEC") within 4 business days after the Closing Date; (c) such filings as may be required under applicable federal and state securities laws and the securities laws of any foreign country after the Effective Time; (d) the filing with the American Stock Exchange ("AMEX") of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Shares in the Merger; and (e) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Parent and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement

     7.4 SEC Reports. Parent has timely filed all required reports, statements, registration statement, proxy statement and documents with the Securities Exchange Commission (the "Commission"), all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Parent has made available to the Company true and complete copies of all forms, reports, statements and documents filed with the Commission and all reports, statements and other information provided by Parent to its stockholders (collectively, the "Parent Reports"). All documents required to be filed as exhibits to the Parent Reports have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective dates, the Parent Reports did not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.5 Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value, of which there were issued as of the close of business on the date hereof, 24,794,144 shares of Common Stock, with 24,603,048 shares of Common Stock outstanding, and no shares of Preferred Stock issued or outstanding. There are no other outstanding shares of capital stock or voting securities of Parent. All outstanding shares of Parent have been duly authorized, validly issued, fully paid and are nonassessable. As of the close of business on the date hereof, Parent has reserved (a) 5,200,000 shares of Parent Common Stock for issuance to employees, directors and independent contractors pursuant to the Parent stock option and stock purchase plan, of which 3,658,818 shares are subject to outstanding, unexercised options. Other than this Agreement, Schedule 7.5 and the shares subject to reserve as described above, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     7.6 Issuance of Shares. The issuance and delivery of the Parent Shares as Merger Consideration in accordance with this Agreement shall be, at or prior to the Effective Time, duly authorized by all necessary corporate action on the part of Parent, and, when issued at the Effective Time as contemplated hereby, such Parent Shares will be duly and validly issued, fully paid and nonassessable. Such Parent Shares, when so issued and delivered in accordance with the provisions of this Agreement, will be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities laws, and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.


                                  ARTICLE VIII.

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

     8.1 Representations, Warranties and Covenants. All representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except to the extent expressly required or permitted to be changed by the terms hereof, and Parent and Sub shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

     8.2 No Proceedings, Litigation or Laws. No Action by any governmental authority or other person shall have been instituted or threatened against Parent, Sub, the Company, or the Shareholders which questions the validity or legality of the transactions contemplated hereby and which, in the reasonable opinion of the Company, makes it inadvisable to consummate such transaction.

     8.3 Approval of the Shareholders. This Agreement and the Merger Proposals shall have been approved and adopted by the Shareholders, including the separate vote of each class or series of Company capital stock, as set forth in Section 5.28.

     8.4 Certificates. Parent and Sub shall furnish the Company with such certificates of their officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Company.

     8.5 Corporate Documents. The Company shall have received from Parent and Sub a certificate of a duly authorized officer of each of Parent and Sub, dated the Closing Date, setting forth resolutions adopted by the Boards of Directors of Parent and Sub authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded as of the Closing Date.

     8.6 Exchange Listing. The Parent Shares to be issued as Merger Consideration shall have been authorized for listing on the AMEX, subject to official notice of issuance.

     8.7 No Adverse Change. Since December 31, 2004, except for the acquisition of Expand Beyond Corporation, there shall not have been any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in Parent's consolidated financial statements attached to its quarterly report on Form 10-QSB dated as of December 31, 2004 ("Parent's Financial Statements"), except changes in the ordinary course of business that have not had, in the aggregate, a Material Adverse Effect.

     8.8 SEC Reports. Parent shall have timely filed all required reports, statements and documents with the Securities Exchange Commission (the "Commission"), all of which shall have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Parent shall have made available to the Company true and complete copies of all forms, reports, statements and documents filed with the Commission and all reports, statements and other information provided by Parent to its stockholders (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports shall not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IX.

                  CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS

     The obligations of Parent and Sub to consummate the transactions provided for hereby are subject, in the discretion of Parent, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent and Sub.

     9.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except to the extent expressly required or permitted to be changed by the terms hereof, and the Company shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

     9.2 No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened against Parent, Sub, or the Company which questions the validity or legality of the transactions contemplated hereby and which, in the reasonable opinion of the Parent, makes it inadvisable to consummate such transaction.

     9.3 Certificates. The Company shall furnish Parent and Sub with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Parent and Sub.

     9.4 No Material Adverse Changes. There shall not have been any Material Adverse Change with respect to the Business or the Company since the date of this Agreement.

     9.6 Corporate Documents. Parent and Sub shall have received a certificate of a duly authorized officer of the Company, dated the Closing Date, setting forth resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

     9.7 Approval of the Shareholders. This Agreement and the Merger Proposals shall have been approved and adopted by the Shareholders, including the separate vote of each class and series of the Company's capital stock, as set forth in Sections 2.7 and 5.28. Further, Shareholders holding no more than five percent of the Company Shares shall have notified the Company of their exercise of dissenters' rights of appraisal in accordance with Chapter 13 of the CGCL.

                                   ARTICLE X.

                 REGISTRATION OF PARENT SHARES AFTER THE CLOSING

     10.1 Registration of Parent Shares.

          (a) By no later than six (6) months following the Closing, Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 (the "S-3") containing a form of prospectus (as amended or supplemented, if applicable) registering under the Securities Act of 1933, as amended, the Merger Consideration issued to the Shareholders at the Effective Time. Commencing on the date seven (7) months after the Closing Date, and as long as the Form S-3 has been declared effective by the SEC and continues to be effective, the Shareholders may sell, on a pro rata basis, an amount of shares not to exceed the daily average trading volume of Parent's common stock in the prior month, per week.

          (b) With respect to the Form S-3 filed by Parent hereunder, Parent shall use its reasonable best efforts to cause such registration statement to become effective as soon as practicable after filing, and to keep the S-3 effective for so long as Shareholders continue to hold Parent Shares. The S-3 and the prospectus included therein shall be made available to Shareholders through the website at url, www.freedgar.com. Parent does not need to register or qualify the Parent Shares covered by such S-3 under the securities or Blue Sky laws of any jurisdictions within the United States because Parent is listed on the American Stock Exchange, and its common stock is listed for trading. Furthermore, Parent shall not be required to (i) qualify generally to do business in any jurisdiction where, but for the requirements of this Section 10.1(b), it would not be obligated to be so qualified, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction. All expenses incident to Parent's performance of its obligations under this Section 10.1, including without limitation all registration and filing fees, fees, including expenses of counsel for Parent and of Parent's independent certified public accountants shall be borne by Parent.

          (c) Indemnification by Parent. Parent and Surviving Company shall jointly and severally indemnify, to the full extent permitted by law, each Shareholder and its officers, directors and constituent partners and each person who controls such Shareholder (within the meaning of the Securities Act and the Exchange Act) against all losses, claims, damages, liabilities and expenses (or actions in respect thereof) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus relating to the registration of such Shareholder's Parent Shares or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in conformity with any information furnished in writing to Parent by or on behalf of such Shareholder or other indemnified person expressly for use therein or caused by such Shareholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Parent has furnished such Shareholder with a sufficient number of copies of the same or by the breach by any indemnified person of any of its obligations under this Section 10.1. Subject to the provisions of Section 10.1(f), Parent will reimburse each Shareholder and its officers, directors, constituent partners and controlling persons for any reasonable legal and other expenses as incurred in connection with investigating or defending any such losses, claims, damages, liabilities, expenses or actions for which such person is entitled to indemnification hereunder. In connection with an underwritten offering, Parent will indemnify the underwriters and their officers, directors, constituent partners and each person who controls such underwriters (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Shareholders.

          (d) Indemnification by Shareholders. Each Shareholder agrees, severally and not jointly, to indemnify, to the full extent permitted by law, Parent and Surviving Company and their directors and officers, each person who controls Parent or Surviving Company (within the meaning of the Securities Act and the Exchange Act) and all other prospective sellers and their respective directors, officers, constituent partners and controlling persons (within the meaning of the Securities Act and the Exchange Act) against all losses, claims, damages, liabilities and expenses (or actions in respect thereof) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus relating to the registration of such Shareholder's Parent Shares or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission or alleged untrue statement or omission relates to such Shareholder and is made in conformity with any written information or affidavit furnished by or on behalf of such Shareholder for such registration statement, prospectus or preliminary prospectus and then only to the extent of the total proceeds received by such Shareholder, and in such event, subject to the provisions of Section 10.1(f), such Shareholder will reimburse, to the extent of the total proceeds received by such Shareholder, Parent, its officers, directors and controlling persons and all other prospective sellers and their respective directors, officers and controlling persons for any reasonable legal and other expenses as incurred in connection with investigating or defending any such losses, claims, damages, liabilities, expenses or actions.

          (e) Conduct of Indemnification Proceedings. Any person entitled to indemnification under this Section 10.1 will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but omission of such notice shall not relieve the indemnifying party from liability hereunder except to the extent such indemnifying party is actually prejudiced by such failure to give notice), and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between the indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party so assumes the defense of such claim, after notice from the indemnifying party to the indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such claim. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release of all indemnified parties from all liability with respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim (i) will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, and (ii) shall be entitled to participate in (at its own cost and expense), but not control, the defense of such claim.

          (f) Contribution. If the indemnification provided for in Section 10.1(d) or Section 10.1(e) is unavailable or insufficient to hold harmless each of the indemnified parties against any losses, claims, damages, liabilities and expenses (or actions in respect thereof) referred to therein, then the indemnifying party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified parties on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of such persons shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the indemnifying party on the one hand, or by such indemnified person on the other, and such person's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.1(f) were determined by pro rata allocation or by any other allocation that does not take into account the equitable considerations referred to in this Section 10.1(f). No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person that is not guilty of such fraudulent misrepresentation.

                                   ARTICLE XI.

                        SURVIVAL; ESCROW; INDEMNIFICATION

     11.1 Survival of Representations, Etc. All statements contained in the Disclosure Schedule or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of the Company, Parent, and Sub contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto. Except as provided in this sentence, all such representations and warranties and all claims and causes of action with respect thereto (other than the provisions of Sections 5.6, 5.22 and this Section 11.1, and all claims and causes of action with respect thereto) shall terminate at the close of business in California on the twelve month anniversary of the Closing Date ("Initial Expiration Date"). The representations and warranties in Sections 5.6 and 5.22 shall survive until the close of business in California on the twenty four month anniversary of the Closing Date with respect to the matters addressed in such sections ("Final Expiration Date"). The representations and warranties in Section 5.2 shall survive indefinitely. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party (the Parent or the Shareholders' Agent, as the case may be) prior to the Initial Expiration Date (or, for claims based on Section 5.6 or 5.22, the Final Expiration Date), and within the applicable survival period provided herein.

     11.2 Escrow Fund.

          (a) At the Closing, the certificates representing the Escrow Shares, determined pro rata based on the holdings of Series D-1 Preferred Stock of the Company, shall be registered in the names of the respective holders of Series D-1 Preferred Stock (the "Series D-1 Holders"), and be delivered to Tali Durant (or other person or institution selected by Parent with the reasonable consent of the Shareholders' Agent) as escrow agent (the "Escrow Agent"), such delivered shares and any Additional Escrow Shares (as defined in Section 11.2(b) below) to constitute the "Escrow Fund" and to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Series D-1 Holders. In the event Parent issues any Additional Escrow Shares, such shares will be likewise issued in the name of the respective Series D-1 Holders and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing, and will become part of the Escrow Fund.

          (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 11.2(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the respective Series D-1 Holders on a pro rata basis. Each Series D-1 Holder will have voting rights with respect to the Escrow Shares held by the Escrow Agent with respect to such shareholder so long as such Escrow Shares are held in escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Series D-1 Holders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

          (c) The Escrow Fund shall terminate and be released upon the Final Expiration Date; provided, however, that a portion of the Escrow Fund that, in the reasonable judgment of Parent (subject to the objection of the Shareholders' Agent and the subsequent mediation and arbitration of the matter in the manner provided in Section 12.11 hereto) is necessary to satisfy any unsatisfied claims specified in any Claim Notice (as defined in Section 11.3(e) below) delivered to the Shareholders' Agent prior to the Expiration Date, shall remain in the Escrow Fund until such claims have been resolved.

          (d) Within three (3) business days after the Final Expiration Date (the "Release Date"), the Escrow Agent shall release from escrow to the Series D-1 Holders their pro rata portion of the Escrow Shares and Additional Escrow Shares, less with respect to each such shareholder the number of Escrow Shares and Additional Shares with a value (as determined pursuant to Section 11.3(h)) equal to the sum of (i) such shareholder's pro rata portion of any liability with respect to Claim Notices delivered to the Shareholders' Agent in accordance with Section 11.3(e) as to which the liability has been resolved and (ii) such shareholder's pro rata portion of any liability described in Claim Notices delivered to the Shareholders' Agent in accordance with Section 11.3(e) with respect to any pending but unresolved indemnification claims of Parent Indemnified Parties. Any Escrow Shares and Additional Escrow Shares held as a result of clause (ii) shall be released to the Series D-1 Holders or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares and Additional Escrow Shares shall be released to the respective Series D-1 Holders in proportion to their respective shares of the Merger Consideration. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear legends to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Series D-1 Holders, and the number of such shares to be delivered to each such holder shall be rounded to the nearest whole share.

          (e) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Parent will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

     11.3 Indemnification.

          (a) By the Series D-1 Holders. Upon and after the Closing, and subject to the limitations set forth in this Article XI, the Series D-1 Holders severally (but not jointly, with each such Holder liable pursuant to this Section 11.3 only to the extent of such Holder's pro rata share of the Escrow
Fund) shall indemnify, save and hold harmless Parent, its affiliates and subsidiaries, and their respective representatives (the "Parent Indemnified Parties"), from and against any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to this Agreement, or (2) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement; provided, however, that the Parent Indemnified Parties make a written claim for indemnification against the Series D-1 Holders and deliver such claim to the Shareholders' Agent on or before the Expiration Date (or, as to claims for breach of the representations and warranties in Sections 5.2, 5.6, or 5.22, within the applicable survival period). Parent Indemnified Parties shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The sole recourse of the Parent Indemnified Parties shall be against the Escrow Fund, and claims against the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnified Parties for Damages under this Article XI.

          (b) By Parent and Sub. Parent and Sub, jointly and severally, shall indemnify and save and hold harmless the Company and each of their affiliates and subsidiaries, the Shareholders, and their respective representatives (the "Shareholder Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty or the inaccuracy of any representation, made by Parent or Sub in or pursuant to this Agreement, or (2) any breach of any covenant or agreement made by Parent or Sub in or pursuant to this Agreement; provided, however, that the person claiming such indemnification makes a written claim for indemnification against Parent or Sub within the applicable survival period.

          (c) Damages. The term "Damages" as used in this Article XI is not limited to matters asserted by third parties against the person seeking or claiming indemnification (the "Indemnified Party"), but includes Damages incurred or sustained by such person in the absence of third party claims. Payments by Parent of amounts for which Parent is indemnified hereunder, and payments by the Shareholders of amounts for which the Shareholders are indemnified, shall not be a condition precedent to recovery. The Series D-1 Holder's obligation to indemnify the Parent Indemnified Parties, and Parent's or Sub' obligation to indemnify the Shareholder Indemnified Parties shall not limit any other rights, including without limitation rights of contribution which any such party may have under statute or common law.

          (d) Cooperation. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and the attorneys defending the indemnification claims in the investigation, trial and defense of any lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          (e) Claims. If a claim for Damages (a "Claim") is made by an Indemnified Party against a party obligated under this Article XI to provide indemnification (the "Indemnifying Party"), the party claiming such indemnification shall give written notice (a "Claim Notice") to Parent (in the case that the Indemnified Party is a Shareholder Indemnified Party) or to the

Shareholders' Agent (in the case that the Indemnified Party is a Parent Indemnified Party) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 11.3. Each such Claim Notice shall state that Damages exist with respect to the indemnification obligations under this Agreement, and specify in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

          (f) Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, the Claim Notice thereof shall be given to the representative of the Indemnifying Party as promptly as practicable (and in any event within thirty (30) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of the indemnification provisions hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (1) to take control of the defense and investigation of such lawsuit or action, (2) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, and (3) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 11.3 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

          (g) Threshold for Claims. No claim for Damages shall be made under
Article XI unless the aggregate of Damages exceeds $10,000 for which claims are made hereunder by the Parent Indemnified Parties or by the Shareholder Indemnified Parties, as the case may be, after which such Indemnified Parties shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 11.3(g) (the "Limitation").

          (h) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Expiration Date of a Claim Notice stating that Damages exist with respect to the indemnification obligations of the Series D-1 Holders set forth in Section 11.3(a), the Escrow Agent shall, subject to the provisions of this
Article XI, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Shares or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating Parent for its Damages pursuant to this Agreement, the value of one Parent Share shall be deemed to be equal to the PASP.

          (i) Objections to Claims.

               (i) At the time of delivery of any Claim Notice by any Parent Indemnified Person, a duplicate copy of such Claim Notice shall be delivered to the Shareholders' Agent. For a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Parent Shares or other property pursuant to Section 11.3(h) hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Shares or other property in the Escrow Fund in accordance with Section 11.3(h) hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Claim Notice, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

               (ii) In case the Shareholders' Agent shall so object in writing to any claim or claims by Parent made in any Claim Notice, Parent shall have thirty (30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Shares or other property from the Escrow Fund in accordance with the terms thereof.

          (j) Limitations on Indemnification by Series D-1 Holders; Satisfaction of Claims. The parties specifically agree that the maximum aggregate liability of (i) each Series D-1 Holder for indemnification under this Article XI will not exceed such holder's pro rata share of the Escrow Fund, and (ii) of all Series D-1 Holders (and the Shareholders) collectively under this Article XI will not exceed the amount of the Escrow Fund. Claims by a Parent Indemnified Party for Damages shall be satisfied solely from the Escrow Amount deposited with the Escrow Agent.

     11.4 Shareholders' Agent.

          (a) The Shareholders' Agent shall be constituted and appointed as agent for and on behalf of the Series D-1 Holders to give and receive notices and communications, to authorize delivery to Parent of the Parent Shares or other property from the Escrow Fund in satisfaction of claims by Parent Indemnified Parties, to object to such deliveries, to make claims on behalf of the Shareholders pursuant to Section 11.3(b), to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his or her services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Series D-1 Holders.

          (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Series D-1 Holders shall severally indemnify and hold the Shareholders' Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (c) The Shareholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     11.5 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Series D-1 Holders for whom shares of Parent Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Series D-1 Holders, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Series D-1 Holder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

                                  ARTICLE XIII.

                                  MISCELLANEOUS

     12.1 Termination.

          (a) Termination. This Agreement may be terminated at any time prior to
Closing:

               (i) By mutual written consent of Parent, Sub, and the Company;

               (ii) By Parent, Sub, or the Company: (i) if the Merger shall not have been consummated on or before August 15, 2005, provided that the right to terminate this Agreement pursuant to this clause (a) (ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in, or has been the cause of a or a substantial cause of, the failure of the Merger to be consummated on or before such date, and provider further that if the Merger has not been consummated on or before July 30, 2005 solely or primarily as a result of the failure of the conditions set forth in Sections 8.2 or 9.2 to be satisfied or waived, any party, by written notice to each other party, may extend such date up to September 1, 2005;

               (iii) By Parent or Sub if there is a material breach of any representation or warranty set forth in Articles V and VI hereof or any covenant or agreement to be complied with or performed by the Company pursuant to the terms of this Agreement or the material failure of a condition set forth in Article IX to be satisfied (and such condition is not waived in writing by Parent or Sub) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied on or prior to the Closing Date, provided that Parent or Sub may not terminate this Agreement prior to the Closing Date if the Company or the Shareholders have not had an adequate opportunity to cure such failure; or

               (iv) By the Company if there is a material breach of any representation or warranty set forth in Article VII hereof or of any covenant or agreement to be complied with or performed by Parent or Sub pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied or the occurrence of a Material Adverse Effect upon Parent or Sub (and such condition is not waived in writing by the Company or the Shareholders) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date; provided that, the Company and the Shareholders may not terminate this Agreement prior to the Closing Date if Parent or Sub has not had an adequate opportunity to cure such failure; or

               (v) By Parent or Sub if the holders of more than five percent (5%) of the issued and outstanding Company Shares exercise their right to dissent to the Merger in accordance with Chapter 13 of the CGCL.

          (b) In the Event of Termination. In the event of termination of this
Agreement:

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (ii) The provisions of the Mutual Non-Disclosure Agreement (the "Mutual Non-Disclosure Agreement"), dated as of December 1, 2004, by and between Parent and the Company shall continue in full force and effect; and

               (iii) No party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in subsections (i), (ii) and (iii) of this Section 11.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     12.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     12.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Company before the Effective Time, addressed to:

                  Clickmarks, Inc.
                  16400 Lark Ave., Suite 230
                  Los Gatos, CA 95032

                  Facsimile: (408) 358-7110

                  With a copy to:

                  Draper Fisher Jurvetson ePlanet Ventures L.P.
                  2882 Sand Hill Road
                  Menlo Park, CA 94025

                  Facsimile: (650) 233-9233

                  If to Parent or Sub at any time or the Surviving Corporation, addressed to:

                  Semotus Solutions, Inc.
                  16400 Lark Ave., Suite 230
                  Los Gatos, CA 95032
                  Attention: Tali Durant, Esq.
                  Facsimile: (408)-358-7110

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     12.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     12.5 Entire Agreement; Amendments and Waivers. This Agreement, the Mutual Non-Disclosure Agreement and the Employment Agreement, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing, if, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company, Parent and Sub will take all such lawful and necessary action so long as such action is consistent with this Agreement.

     12.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereby agree that signatures transmitted and received via

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facsimile or other electronic means shall be treated for all purposes of this
Agreement as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

     12.7 . Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     12.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.9 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     12.10 Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     12.11 Mediation and Arbitration. No party to this Agreement may initiate litigation or arbitration with regard to any dispute with respect to this Agreement until after all remedies set forth in this Section have been exhausted. In the event of any dispute arising over this Agreement, any party shall have the right by giving written notice to the other parties hereto (the "Mediation Notice") to initiate non-binding mediation to be conducted by a mediator mutually agreed to by the parties or, in the event the parties are unable to reach such agreement within thirty (30) days following the delivery of the Mediation Notice, by a mediator appointed by the American Arbitration Association ("Arbitration Association") in accordance with the rules and regulations of the Arbitration Association, or by any other body mutually agreed upon by the parties. Mediation shall take place at San Jose, California or any other location mutually agreeable to the parties. In the event the parties resolve their dispute in mediation, they shall enter into a written agreement, which shall be binding on all parties thereto. In the event such dispute has not been resolved within ninety (90) days after the selection of the mediator pursuant to this Section, then, any dispute or controversy arising out of or relating to this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted before a single arbitrator and, except as otherwise set forth herein, shall be conducted in accordance with the then-existing rules of the Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any such controversy shall be the law of California, regardless of its or any jurisdiction's choice of law principle. The arbitration award shall be specifically enforceable; judgment upon any arbitration award may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes. By entering into this provision, it is the parties intention to expedite, and limit the costs involved in, resolution of any future dispute, and therefore pre-hearing discovery shall be limited to production of key documents and, if appropriate, subpoena of not more than two key witnesses, as determined by the arbitrator, and shall not extend to depositions of parties. Any award shall be limited to a recovery of foreseeable, contract damages, which are a direct consequence of a breach of this Agreement. In further limitation hereof, no arbitrator shall be empowered to award any other damages, including, but not limited to, consequential, compensatory, or punitive damages. For all purposes under this Section 12.11, the Shareholders shall act through the Shareholders Representative.

     12.12 No Third Party Beneficiary. Except as provided in this Section 12.12, nothing express or implied in this Agreement is intended, or shall be construed, to confirm upon or give any person or entity other than the parties hereto and the respective successors, assigns or representatives, as applicable, any rights or remedies under or by reason of this Agreement; provided, however, that the Shareholders shall be entitled to the rights provided to them under this Agreement.















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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                   PARENT:

                                   SEMOTUS SOLUTIONS, INC.


                                   By: /s/ Anthony N. LaPine
                                   Name: Anthony N. LaPine
                                   Its:  President and CEO


                                   SUB:


                                   SEMOTUS ACQUISITION COMPANY LTD.

                                   By: /s/ Anthony N. LaPine
                                   Name: Anthony N. LaPine
                                   Its:  President


                                   COMPANY:

                                   CLICKMARKS, INC.

                                   By: /s/ Umair Khan
                                   Name: Umair Khan
                                   Its:  President

                                   SHAREHOLDERS' AGENT:

                                   Draper Fisher Jurvetson ePlanet Ventures L.P.

                                   By: /s/ Asad Jamal
                                   Name: Asad Jamal
                                   Its:  Managing Director

































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